Exhibit 99.1
Contact:	Media Relations Jeanmarie McFadden 212 761 2433	Media Relations Mark Lake 212 761 2430

For Immediate Release
Morgan Stanley Announces Leadership Transition

John J. Mack to Step Down as Chairman and Retire from Firm at Year End

CEO, James P. Gorman was Elected by Board to Additional Position of Chairman in 2012

NEW YORK, September 15, 2011 – Morgan Stanley (NYSE: MS) announced today that John J. Mack will step down as Chairman and leave the Board as expected at the end of 2011.  Mr. Mack also will retire from a full-time role at Morgan Stanley – and become a senior advisor to the Firm at that time.

James P. Gorman, President and Chief Executive Officer, was elected by the Board to the additional position of Chairman, effective January 1, 2012.

Mr. Mack said, “Working with the remarkable people of Morgan Stanley has enriched my life for more than three decades, and helping to lead this great firm, most recently as Chairman, was the greatest honor of my career.  However, I made clear back in 2009 that I would serve in the Chairman role for two years and then move on.  Now that time has come.  I leave knowing that the people of Morgan Stanley have accomplished a great deal these last few years – carrying our company and our clients through the most challenging market conditions of our lifetime, while staying true to the culture and client-centered values that have long defined the Firm.  Today, Morgan Stanley is well positioned for the future and continuing to improve its performance across our global franchise.  I’m confident that with James’s superb leadership – and the help of the rest of our senior team – the Firm will realize even greater success in the years to come.”

CEO and Chairman-elect Gorman commented, “Morgan Stanley would not be the world-class franchise it is today if not for John Mack's leadership.  For more than thirty years, he has helped to define the Firm’s distinctive culture and build our franchise across the globe.  His contributions to the Firm are innumerable, but none was more critical than the leadership he provided in guiding Morgan Stanley through a financial crisis that claimed many of our peers.  I know my partners across the Firm join me in thanking John for his counsel, his support and his friendship over many years – and for many years to come.”

C. Robert Kidder, Morgan Stanley’s Lead Independent Director, said, “We are grateful for everything that John has done for Morgan Stanley during his long and successful career on Wall Street.  As Chairman and CEO, he sharpened the Firm’s strategic focus, re-invigorated our culture and strengthened our client franchise.  Most profoundly, his foresight in strengthening our balance sheet and his iron-willed leadership in the face of unprecedented challenges helped Morgan Stanley continue serving our clients even during the darkest days of the financial crisis.  James has built on that leadership position – continuing to strengthen our global platform, attract top talent and focus on strategic execution across our businesses.  So, we are very pleased to name James as the Firm’s new Chairman and complete the seamless leadership transition we began two years ago.”

Morgan Stanley is a leading global financial services firm providing a wide range of investment banking, securities, investment management and wealth management services.  The Firm's employees serve clients worldwide including corporations, governments, institutions and individuals from more than 1,300 offices in 42 countries.  For further information about Morgan Stanley, please visit www.morganstanley.com.

# # #